UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 19, 2010
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
     On July 19, 2010, The Lubrizol Corporation (the “Company”) entered into a Five-Year Credit Agreement (the “Credit Agreement”) with the lenders party thereto, Citicorp Global Markets Inc. and KeyBank National Association, as co-lead arrangers and co-bookrunners, KeyBank National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., as co-documentation agents, and Citibank, N.A., as administrative agent (the “Agent”).
     The Credit Agreement provides the Company and its subsidiaries with an unsecured revolving credit facility of up to $500 million in the aggregate, of which $100 million can be used for letters of credit. At its option and subject to customary conditions, the Company may request an increase in the aggregate commitment by up to $250 million. The Credit Agreement is available to provide funds for general corporate purposes. The Company has not initiated any borrowings under the facility.
     For any outstanding borrowings, the Company must pay interest no less frequently than quarterly. The revolving credit facility bears interest, at the Company’s option, at either a base rate or a Eurodollar rate, in each case plus an applicable margin based on the Company’s credit rating. The base interest rate will be a fluctuating rate equal to the highest of: (1) the Agent’s base rate, (2) the Federal Funds rate plus 0.50%, and (3) a rate derived in part from average offering rates for three-month certificates of deposit plus 0.50%. The interest rate for Eurodollar rate advances will be based on a periodic fixed rate equal to LIBOR. Advances under the revolving credit facility may be prepaid without penalty.
     So long as any advances remain unpaid, any letters of credit remain outstanding or any lender has any commitment under the Credit Agreement, the Company must maintain (1) a ratio of consolidated debt to consolidated EBITDA (as defined in the Credit Agreement) of not greater than 3.50 : 1.00 for the 12-month period ended on the last business day of each fiscal quarter; and (2) a ratio of consolidated EBITDA to cash interest payable on, and amortization of debt discount in respect of, all debt of the Company and its subsidiaries of not less than 3.50 : 1.00.
     The Credit Agreement matures on July 19, 2015, and requires compliance with other conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with customary affirmative and negative covenants. The affirmative covenants include, but are not limited to: (i) maintenance of existence and conduct of business; (ii) compliance with laws; (iii) maintenance of properties and insurance; and (iv) books and records and inspection. The negative covenants include, but are not limited to, restrictions on the ability of the Company and its subsidiaries to: (i) create, incur or assume liens on properties in excess of certain amounts; (ii) merge, liquidate, dissolve, dispose of assets or make acquisitions in certain circumstances; (iii) sell, lease, transfer or otherwise dispose of any assets in excess of certain amounts and only in certain situations; and (iv) limit the ability of its subsidiaries to declare or pay dividends or other distributions or repay or prepay any debt owed to, make loans or investments in, the Company or any subsidiary of the Company.
     If an event of default (as defined in the Credit Agreement) has occurred and is continuing, the Agent may terminate the commitments and declare that any outstanding advances and interest are due and payable by the Company.

     Certain of the lenders to the Credit Agreement and their affiliates have performed and, from time to time in the future, may engage in transactions with and perform commercial and investment banking and advisory services for the Company and its subsidiaries, for which they have received or will receive customary fees and expenses.
     The foregoing description of the Credit Agreement is a summary and is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement
     Upon entry into the Credit Agreement described in Item 1.01 above, the Company terminated its existing $350.0 million revolving credit agreement dated as of August 24, 2004, as amended, among the Company, Citigroup N.A., Inc. as agent and the banks, financial institutions and other institutional lenders named therein, which was scheduled to terminate in September 2011. At termination, no borrowings were outstanding under this credit facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits. The following exhibit is filed herewith:

10.1
Credit Agreement, dated as of July 19, 2010, among The Lubrizol Corporation, the Initial Lenders named therein, Citicorp Global Markets Inc. and KeyBank National Association, as co-lead arrangers and co-bookrunners, KeyBank National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., as co-documentation agents, and Citibank, N.A., as agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION
Date: July 22, 2010	By:	/s/ Leslie M. Reynolds
		Name:	Leslie M. Reynolds
		Title:	Corporate Secretary and Counsel

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